Exhibit 10.2

July 20, 2023

Dear Jason,

Congratulations! In recognition of your contributions to Vista Outdoor and as the CEO of Sporting Products the Management Development and Compensation Committee (“MDCC”) of the Board of Directors of Vista Outdoor has approved a base salary increase for you to $1,200,000 effective August 21, 2023.

Your target incentive under our Annual Incentive Plan (“AIP”) for Fiscal Year 2024 (“FY24”) will remain equal to 100% of your base salary ($1,200,000 at target). For Fiscal Year 2024, your maximum AIP opportunity will be 200% of your AIP target.

Finally, your long-term incentive (“LTI”) target for you under the Vista Outdoor Inc. 2020 Stock Incentive Plan will continue to be $2,660,000 comprised of the following mix: 60% Performance Shares and 40% Restricted Stock Units (RSUs).

Vista Outdoor reserves the right, in its discretion, to modify or terminate the AIP or LTI programs at any time, including without limitation adjusting an executive’s AIP or LTI targets, grants or payouts for performance or other reasons. An executive’s participation in our AIP or LTI programs for any year does not entitle the executive to future participation in any future bonus or equity programs.

The terms of this letter do not constitute an employment agreement; your pay and benefits will follow Vista Outdoor’s compensation and benefits programs which are subject to change. All employment at Vista Outdoor is at the mutual will of Vista Outdoor and the employee and either party may terminate the employment relationship at any time and for any reason, with or without cause or notice. The at-will employment relationship cannot be altered, unless it is done so in writing and signed by Board of Directors of Vista Outdoor.

I am excited about the future of Vista Outdoor and the role you will play in delivering value for our shareholders. To confirm acceptance of this promotion, please sign, date, and return to Mike Olin, Director, Compensation Michael.Olin@vistaoutdoor.com.

Sincerely,

By:	/s/ Gary McArthur
	Name:	Gary McArthur
	Title:	Chief Executive Officer (Interim)

Accepted:

By:	/s/ Jason Vanderbrink
	Name:	Jason Vanderbrink